FOR IMMEDIATE RELEASE
                         Media Contact:    Donna Kather
                                        (714) 727-7943

                         Analyst Contact:  Misty Ohmart
                                        (714) 727-7728


                   AST LOWERS FIRST QUARTER REVENUE ESTIMATE,
                             PROJECTS NET LOSS RANGE

               COMPANY TO CLOSE CALIFORNIA MANUFACTURING FACILITY

IRVINE, Calif., Oct. 14, 1994 -- AST Research Inc. (ASTA-NASDAQ) today announced that it expects first quarter fiscal year 1995 revenues to be lower than earlier anticipated. The company first described manufacturing issues such as component constraints and product development delays in a press release on Aug. 31. These issues continued into September, along with additional deeper than anticipated price reductions to maintain product flow amidst severe industry price cutting, which severely impacted the company's first quarter gross margins and may also impact the company's second quarter performance.
     AST anticipates fiscal first quarter revenue to be approximately $495 million. A net loss for the quarter of $39 to $40 million is also expected, which will result in a net loss per share of between $1.20 and $1.25. The company has received a waiver on its $300 million committed bank revolving credit agreement, which covers potential defaults due to its first quarter loss. AST plans to release its first quarter financial results on
Oct. 27, 1994.
     AST also announced today that it will be consolidating its mobile computing manufacturing and closing its Fountain Valley, Calif. manufacturing facility Feb. 1, 1995.
     The closing of AST's Fountain Valley facility will impact approximately 440 employees who perform manufacturing-related functions for the company's mobile
computers and multiprocessor servers.   The company will immediately eliminate
approximately 100 positions at Fountain Valley as well as additional positions

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AST Lowers First Quarter Revenue Estimate
2-2-2

companywide over the next few weeks. The actions result in a combined workforce reduction of approximately 10 percent of AST's global workforce of 6,900.
     "We must take aggressive actions and redefine our business model to remain competitive in the market," stated Jim Schraith, AST president and chief operating officer. "We will make changes in the organization and management structure to reduce costs, and improve product development processes, quality and product availability.
     "Moving forward, AST will refocus on four core areas: customers, products, distribution channels and geographic regions. We will maximize our resources toward mainstream products and markets; deliver a competitive set of products and services; optimize our use of the indirect distribution channel; and concentrate on established, rapidly growing geographic regions. Details of these plans will be rolled out over the next several weeks."
RE-BALANCING GLOBAL OPERATIONS
     In light of the competitive environment and AST's current operating conditions, AST analyzed its worldwide manufacturing operations and found that it could improve its operating efficiency by consolidating mobile computer manufacturing in Taiwan. AST has a subsidiary in Taiwan, which currently serves as an AST mobile computer manufacturing center. Mobile computer distribution for the Americas will be centralized in the company's Fort Worth, Texas manufacturing center. AST's full range of desktops and servers are also manufactured and distributed in Fort Worth.
EMPLOYEE TRANSITION PROGRAMS
     AST has a comprehensive employee transition program established for impacted employees. The program includes:
   Salary continuance -- Impacted employees will be given salary continuance in accordance with company policy.
   Job Assistance Center -- AST offers a Job Assistance Center at its Fountain Valley site that offers employees assistance in interviewing skills, resume writing and job training.
   Outplacement Task Team -- An Outplacement Task Team is networking with other area companies to help place affected employees and offer external outplacement services to help employees find new jobs.

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AST Lowers First Quarter Earnings Estimate
  3-3-3

   Benefit continuance -- Continuance of medical benefits are extended through the salary continuance period and then are available under the federal COBRA program.
     "We have always been proud of our California manufacturing operations," commented Safi Qureshey, AST co-founder, chairman and chief executive officer. "Market dynamics forced us to make this difficult decision to position AST for long-term success."
CORPORATE BACKGROUND
     AST shipped 1.43 million computers worldwide during fiscal year 1994 (ended July 2, 1994), including 1.16 million desktops and 268,000 notebooks. The company's manufacturing facilities are located in Fort Worth, Texas; Limerick, Ireland; Tianjin and Dongguan, China; Taiwan and Hong Kong.
     AST Research Inc. is ranked number 287 on the Fortune 500 list of America's largest industrial companies and is one of the world's leading personal computer manufacturers. The company develops PC products ranging from portable systems to superservers. AST, a $2.367 billion company, is represented in 100 countries and operates 43 subsidiaries and sales offices worldwide. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005.
Telephone:  (714) 727-4141 or (800) 876-4278.  Fax:  (714) 727-9355.
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